Exhibit 99.(k)

ALISON RYAN

Vice President &
Associate General Counsel
(949) 219-3268
Alison.Ryan@pacificlife.com

April 23, 2026

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-0506

Re:	Pre-Effective Amendment No. 3 to the Registration Statement for MVP VUL Admiral 2 (File No. 333-287190) funded by Pacific Select Exec Separate Account of Pacific Life Insurance Company (File No. 811-05563)

Dear Sir/Madam:

I have acted as counsel to Pacific Life Insurance Company (“Pacific Life”) in connection with the preparation and filing of the Registration Statement on Form N-6, filed by Pacific Life and Pacific Select Exec Separate Account (File No. 811-05563) (“Separate Account”) with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, for the registration of interests in the Separate Account. The establishment of the Separate Account of Pacific Life was authorized by resolutions of the Board of Directors of Pacific Life adopted November 20, 1986 and November 22, 1989 and Memoranda dated May 12, 1988 and January 26, 1993 concerning the Separate Account as the separate account for assets applicable to Pacific Admiral VUL 2 Flexible Premium Variable Universal Life Insurance Policies (“Policies”), pursuant to the provisions of  Section 10506 of the Insurance Code of the State of California.

I have examined or caused to be examined, the Registration Statement, including all related documents and exhibits, and reviewed such questions of law and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

1.	Pacific Life has been duly organized under the laws of the State of Nebraska and is a validly existing corporation.

2.	The Separate Account is duly created and validly existing as a separate account, pursuant to the aforesaid provisions of California Law and maintained under the laws of the State of Nebraska.

3.	The portion of the assets to be held in the Separate Account equal to the reserves and other liabilities under the Policies and any other Policies issued by Pacific Life that are supported by the Separate Account is not chargeable with liabilities arising out of any other business Pacific Life may conduct.

4.	The Policies have been duly authorized by Pacific Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of Pacific Life, except as limited by bankruptcy and insolvency laws affecting the right of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ ALISON RYAN
Alison Ryan